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PRESS RELEASE   Contact:    Andrew Campbell                 David Bright
                -------     Foamex International            Foamex International
                            610-859-3620                    212-230-0488

                             FOR IMMEDIATE RELEASE


                       FOAMEX AMENDS ITS CREDIT AGREEMENTS

LINWOOD, PENNSYLVANIA, June 30, 1999 - Foamex International Inc. (Nasdaq: FMXI) today announced that its Foamex L.P. and Foamex Carpet Cushion, Inc. subsidiaries had amended their bank credit agreements to reset the financial and operating covenants. Foamex had previously received waivers of certain provisions of these credit agreements through June 30, 1999.

     The Company said that the amendments contained certain provisions to restrict future cash outflows, including payments of $3.0 million annually under a management agreement between Foamex and a subsidiary of Trace International Holdings, Inc. Foamex also announced that it would terminate the sublease of New York office space at 375 Park Avenue to Trace, effective September 30, 1999. Foamex intends to vacate the space and offer the offices for sublease to a third party.

     John G. Johnson, Jr., President and Chief Executive Officer, stated, "We are pleased that our lenders recognize the stronger ongoing potential of Foamex as well as the progress we've made to strengthen operations and financial controls. Our 1999 results to date show that our employees are resilient, devoted and achieving continuous improvement and increased sales. I fully expect Foamex to be a viable, profit-generating entity for the long-term."

     Mr. Johnson added that the steps taken today reflect positive actions taken by the Linwood, PA-based leadership team which are designed to reposition Foamex for sustained profitability.

     Foamex, headquartered in Linwood, Pennsylvania, manufactures and markets flexible polyurethane and advanced polymer products in North America. The Company expects to announce results for the second quarter 1999 on or about August 5, 1999. For more information, visit its web site at http://www.foamex.com.